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THE LOEWEN GROUP INC.
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(NYSE, TSE, ME: LWN)
       NEWS


Contact:
Thomas C. Franco
Broadgate Consultants, Inc.
Tel: (212) 232-2222


                              FOR IMMEDIATE RELEASE



                   LOEWEN GROUP CONFIRMS ASSET SALES ARE AMONG
       STRATEGIC OPTIONS UNDER CONSIDERATION TO MAXIMIZE SHAREHOLDER VALUE



VANCOUVER, BC, January 14, 1999 -- In response to recent press reports, The Loewen Group Inc. (NYSE, TSE, ME: LWN) today confirmed that, among the options being considered under its previously-announced process for maximizing shareholder value, is the possible sale of a portion of its funeral home and cemetery assets. Certain parties who have expressed an interest in acquiring Loewen properties have been visiting the Company's data room.

The shareholder maximization process is being carried out under the direction of the Special Committee of the Company's Board of Directors. The Company emphasized that no decision has been made as to which assets, if any, will be sold, nor has any decision been made as to the amount of assets that might be divested.

The Loewen Group Inc. is the second largest funeral home and cemetery operator in North America. The Company employs approximately 16,000 people and owns or operates more than 1,100 funeral homes and over 500 cemeteries across the United States, Canada and the United Kingdom. Over 90 percent of the


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Company's revenue is derived from the United States.

The Loewen Group's website is located at http://www.loewengroup.com

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